Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), dated as of July 16th, 2025, is by and between New Era Helium Corp., a Nevada Corporation (the “Company”), and E. Will Gray II (“the Executive” and, together with the Company, the “Parties” and, individually, a “Party”).

WHEREAS, the Parties entered into a certain Employment Agreement dated as of April 15, 2024 (the “Employment Agreement”), pursuant to which the Executive was employed by the Company as its Chief Executive Officer;

WHEREAS, because the Executive currently commutes between Texas and California and the Company is headquartered in Texas, the Executive will need to relocate to Texas full time to efficiently and successfully manage the Company;

WHEREAS, pursuant to Section 24 of the Employment Agreement, the Parties desire to amend certain compensation and benefits provisions of the Employment Agreement to address the Executive’s relocation, on the terms and subject to the conditions set forth in this Amendment; and

WHEREAS, capitalized terms otherwise defined herein shall have the same meaning given them in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, each Party agrees as follows:

1.           Amendment to Section 4. Section 4 of the Employment Agreement is hereby amended to add the following provisions:

(h)               Relocation Expenses. The Company shall pay, or reimburse, the Executive for all reasonable relocation-related expenses, including (i) moving expenses (packing, shipping, and unpacking),

(ii) travel expenses for the Executive [and family], (iii) temporary housing costs, up to a total of $30,000, less all applicable taxes and withholdings. This amount can be paid in one lump sum [If the Executive voluntarily resigns or is terminated by the Company for Cause within one year of the relocation, the Executive will be required to repay [50%] of the relocation expenses.]. Any travel expenses submitted after July 31 by Executive for the purpose of commuting between Texas and California will no longer be honored by the Company.

(i)                 Housing Stipend. The Company shall provide the Executive with a monthly housing stipend of $3,950, effective August 1, 2025, to assist with housing expenses (such as rent, utilities, and other related housing costs) during the Executive's residence in Texas. This stipend shall be paid on a monthly basis, subject to applicable payroll deductions and withholdings. The Company reserves the right to review and adjust the stipend amount based on local housing market conditions and the Executive's specific housing needs.

Except as specifically specified in this Amendment, the Employment Agreement shall in all other respects remain unmodified and shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the Parties as of the date first set forth above.

NEW ERA HELIUM CORP.

By:	/s/ Ondrej Sestak
Name:	Ondrej Sestak
Title:	NEHC Chairman of Compensation Committee

EXECUTIVE

/s/ E. Will Gray II

[Signature Page to Amendment to Employment Agreement]